EXHIBIT 7.1 SELECTED RATIOS’ CALCULATION

EXHIBIT 7.1 SELECTED RATIOS’ CALCULATION	INDEX	Dec-2012	Dec-2011	Dec-2010	Dec-2009	Dec-2008
		(In million of COP )
Net interest income	(1)	4,767,023	3,903,588	3,389,059	3,802,282	3,560,402
Total Interest Earning Assets	(2)	73,406,938	63,290,028	53,096,650	52,686,295	46,583,698
Total Average Assets	(3)	88,656,613	75,759,824	63,355,081	62,629,596	55,121,514
Total Average Stockholders’ Equity	(4)	10,655,007	8,228,194	7,287,936	6,416,312	5,450,543
Operating Expenses	(5)	4,162,382	3,606,348	3,098,479	2,895,145	2,639,997
Net Income	(6)	1,702,046	1,663,894	1,436,494	1,256,850	1,290,643
Total Assets	(7)	97,916,380	85,463,020	68,095,156	61,864,365	61,783,079
Net Operating, Income	(8)	7,407,160	6,263,409	5,505,029	5,689,231	5,524,486
Total Stockholders' Equity	(9)	11,606,955	8,993,360	7,947,140	7,032,829	6,116,845
Loans	(10)	69,988,679	61,388,428	48,601,090	42,041,974	40,373,850
Non-Performing Loans	(11)	1,228,327	930,540	928,759	1,027,712	950,629
Allowance for Loans and Accrued Interest Losses	(12)	3,303,665	2,856,226	2,548,165	2,477,604	2,134,360
Loans Classified as “C”, “D” y “E”	(13)	2,769,194	2,347,201	2,098,105	2,149,685	1,775,642
Technical Capital	(14)	13,764,690	9,675,140	9,017,449	7,286,296	6,245,624
Risk Weighted Assets included Market Risk	(15)	87,262,916	77,651,097	61,449,661	55,084,655	55,542,485

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)	6.49%	6.17%	6.38%	7.22%	7.64%
Return on Average Total Assets	(6) / (3)	1.92%	2.20%	2.27%	2.01%	2.34%
Return on Average Stockholders’ Equity	(6) / (4)	15.97%	20.22%	19.71%	19.59%	23.68%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)	56.19%	57.58%	56.28%	50.89%	47.79%

Capital Ratios:
Period-end Stockholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)	11.85%	10.52%	11.67%	11.37%	9.90%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)	15.77%	12.46%	14.67%	13.23%	11.24%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)	1.76%	1.52%	1.91%	2.44%	2.35%
"C", "D" and "E" Loans as a Percentage of Total Loans	(13) / (10)	3.96%	3.82%	4.32%	5.11%	4.40%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)	268.96%	306.94%	274.36%	241.08%	224.53%
Allowance for Loan and Accrued Interest Losses as a Percentage of "C", "D" and "E" Loans	(12) / (13)	119.30%	121.69%	121.45%	115.25%	120.21%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)	4.72%	4.65%	5.24%	5.89%	5.29%